UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 11, 2014

GREAT PLAINS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-51872	87-0645394
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4060 NE 95th Rd, Wildwood, FL	34785
(Address of principal executive offices)	(Zip Code)

(352) 561-8182
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                       Entry into a Material Definitive Agreement.

On October 11, 2014 (the “Effective Date”), Great Plains Holdings, Inc. (“we,” “us,” “our,” or “Company”), through its wholly owned subsidiary Ashland Holdings, LLC (“Ashland”), entered into a purchase and sale agreement with Marie and Stanley Mitchell, unrelated parties (the “Sellers”), to purchase the residential mobile home park located at 1197 Cannon Bridge Rd., Orangeburg, South Carolina 29115 (the “Property”) for $115,000.00 payable in cash at closing.

The material terms of the agreement provide for: (i) an initial deposit from Ashland in the amount of $2,500 payable within 5 business days of the Effective Date and shall be credited to the purchase price of the property; (ii) a property inspection period that expires 60 days after the Sellers deliver documents requested by Ashland during which time Ashland can terminate the Agreement at any time within the period by delivering written notice to the Sellers; and (iii) a closing date for the sale of the Property that shall occur on or before 30 days after the Inspection Period. The Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements.

The proposed acquisition of the Property is part of our continuing strategy to acquire a portfolio of income producing properties.

The foregoing description of the Agreement is qualified in its entirety by reference to Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description of Exhibit
10.1	Purchase and Sale Agreement between Great Plains Holdings, Inc. and Marie and Stanley Mitchell effective as of October 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS HOLDINGS, INC.
Date: October 15, 2014	By: /s/ Kent Campbell
Kent Campbell, Chief Executive Officer